UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 27, 2007

BEAZER HOMES USA, INC.
(Exact name of registrant as specified in its charter)

DELAWARE	001-12822	54-2086934
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

1000 Abernathy Road, Suite 1200
Atlanta Georgia 30328
(Address of Principal
Executive Offices)

(770) 829-3700
(Registrant's telephone number, including area code)

None
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02 Termination of a Material Definitive Agreement

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 27, 2007, Beazer Homes USA, Inc. (the “Company”) announced that Michael T. Rand has been terminated for cause, under the terms of his employment agreement, due to violations of the Company’s ethics policy stemming from attempts to destroy documents in violation of the Company’s document retention policy. The action was taken by the Board of Directors and management following a briefing by the independent legal counsel retained by the Audit Committee of the Board of Directors. As previously disclosed, the Audit Committee, with the assistance of independent legal counsel, is conducting an internal investigation of the Company’s mortgage origination business and related matters and recently became aware of Mr. Rand’s actions during that investigation. As a result, Mr. Rand’s employment agreement dated as of September 1, 2004 as amended effective as of February 3, 2006, has terminated. Until his termination, Mr. Rand served as the Senior Vice President and Chief Accounting Officer of the Company.

Mr. Rand's employment agreement was filed as an exhibit to the Company's Form 8-K filed with the Securities and Exchange Commission on September 1, 2004 and is hereby incorporated herein by reference. An amendment to the employment agreement dated as of February 3, 2006 was filed as an exhibit to the Company’s Form 10-Q for the quarter ended March 31, 2006 filed with the Securities and Exchange Commission on May 10, 2006 and is also hereby incorporated herein by reference.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BEAZER HOMES USA, INC.

Date: June 27, 2007	By: /s/ Allan P. Merrill
Allan P. Merrill
Executive Vice President and Chief Financial Officer

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